Exhibit 10l2

March 3, 2005

Mr. Mark A. Roche

Senior Vice President, General Counsel and Secretary

Fortune Brands, Inc.

300 Tower Parkway

Lincolnshire, IL 60069

Re:         Deferral of Cash Director Fees

Dear Mark:

I elect that Fortune Brands, Inc. (the “Company”) continue to defer payment to me of any fees payable in cash to which I will be entitled as a director of the Company, including fees for service on any committee of the Board of Directors of the Company, until the January next following the calendar year in which I cease to be a member of the Board of Directors of the Company. The deferral shall be for fees for my services during 2005 and for all subsequent calendar years unless I notify the Company that I am rescinding the election for a calendar year. Any rescission must be made by no later than the November 1 preceding the calendar year to which it applies. This election is irrevocable for fees that have been deferred or are to be deferred in the calendar year in which I give my notice of rescission.

I understand that interest on deferred fees will be paid at the time of payment of such fees. Interest will be accrued each quarter on deferred fees and interest already earned at the start of such quarter at a rate equal to the average rate of the final auction of the prior quarter for the sale of 13-week U.S. Government bills, rounded up to the next highest .05%. Interest will be calculated on the basis of actual days over a 360 day year and will be credited as of the end of each quarter.

In the event of my death prior to receipt of the deferred fees and accrued interest thereon, the Company will promptly pay the deferred fees and interest to my beneficiary, the Gordon R. Lohman Trust dated December 3, 1993. If my designated beneficiary does not survive me, the deferred fees and accrued interest will be promptly paid to my estate.

March 3, 2005

In the event of a “Change in Control” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended), the deferred fees and accrued interest thereon will become immediately payable in full.

I understand that this obligation of the Company to make payment of deferred fees and accrued interest thereon is not required to be funded.

This deferral election and the terms described herein shall apply only to cash to which I would be entitled as a director in or after 2005. Any deferral arrangement I may have in effect with the Company with respect to cash compensation earned and attributable to years prior to 2005 is separate and distinct from, and shall not be modified by this deferral election.

Please sign on behalf of the Company and return a copy of this letter to me acknowledging receipt of and agreeing to my deferral election.

Very truly yours,

/s/ Gordon R. Lohman

Gordon R. Lohman

Acknowledged and agreed to

this 3rd day of March, 2005.

FORTUNE BRANDS, INC.

/s/ Mark A. Roche

Mark A. Roche

Senior Vice President, General Counsel and Secretary

cc:  Nominating and Corporate Governance Committee